Exhibit 99.1
NEWS RELEASE

Contact:	Raymond Ruddy
Vice President and Controller
(978) 206-8220
Raymondr@psychemedics.com
PSYCHEMEDICS CORPORATION ANNOUNCES THIRD QUARTER RESULTS
$0.17 DIVIDEND DECLARED
Acton, Massachusetts, November 3, 2008 — Psychemedics Corporation (NASDAQ:PMD) today announced third quarter financial results for the period ended September 30, 2008. The Company also announced a quarterly dividend of $0.17 per share payable to shareholders of record as of December 3, 2008 to be paid on December 17, 2008. This will be the Company’s 49th consecutive quarterly dividend.
The Company’s third quarter revenue was $6.2 million, down 4% as compared to $6.5 million in the third quarter of 2007. Net income was $0.9 million or $0.17 per diluted share, down 28% from $1.2 million or $0.23 per share for the same period in 2007. The Company’s revenue for the nine months ended September 30, 2008 was $18.1 million, down 3% as compared to $18.7 million for the comparable period of 2007. Net income for the nine months ended September 30, 2008 was $2.8 million or $0.53 per diluted share, a decrease of 22% over the comparable period last year during which the Company earned $3.6 million or $0.67 per diluted share.
Raymond C. Kubacki, Chairman and Chief Executive Officer, said, “We are operating in a tough hiring environment. However, we continued to add new accounts at a healthy pace which has served as a significant offset to the general weakness in hiring.”
Kubacki continued, “We are continuing to make investments in our sales and marketing group to capitalize on significant future growth opportunities. We believe this will continue to pay off with a steady stream of new customer wins. While these are uncertain times, our services save customers a significant cost, which is why we remain confident in our future.”
Kubacki concluded, “We remain a solidly profitable company with a promising outlook. It is important to also note that the Company continues to have a strong balance sheet with no long-term debt and approximately $9.1 million of cash and investments, up 9%

from the third quarter of 2007. Therefore, we are declaring our 49th consecutive quarterly dividend. This dividend demonstrates our continued commitment to maximizing shareholder returns as we move forward.”
On March 17, 2008, the Company announced the authorization of a 250,000 share stock repurchase program and the Company continued to buy back its own shares in the third quarter.
Psychemedics is the world’s largest provider of hair testing for drugs of abuse with thousands of corporations relying on the patented Psychemedics drug testing services. Psychemedics’ clients include over 10% of the Fortune 500, some of the largest police departments in America and six Federal Reserve Banks.
Financial Summary:
•	Revenue for the third quarter of $6.2 million, down 4% from the prior year quarter

•	Revenue for the nine month period of $18.1 million, down 3% from the prior year period

•	Pretax income for the third quarter of $1.4 million, down 29% from the prior year quarter

•	Pretax income for the nine month period of $4.7 million, down 22% from the prior year period

•	Net income for the third quarter of $0.9 million, or $0.17 per diluted share, down 27% from the prior year quarter

•	Net income for the nine month period of $2.8 million, or $0.53 per diluted share, down 21% from the prior year period
The Psychemedics web site is www.drugtestwithhair.com
Cautionary Statement for purposes of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995: From time to time, information provided by Psychemedics may contain forward-looking information that involves risks and uncertainties. In particular, statements contained in this release that are not historical facts (including but not limited to statements concerning earnings, earnings per share, revenues, dividends, future business, growth opportunities, new accounts, customer base, market share, test volume and sales and marketing strategies) may be “forward looking” statements. Actual results may differ from those stated in any forward-looking statements. Factors that may cause such differences include but are not limited to risks associated with the expansion of the Company’s sales and marketing team, development of markets for new products and services offered, the economic health of principal customers of the Company, government regulation, including but not limited to FDA regulations, competition and general economic conditions and other factors disclosed in the Company’s filings with the Securities and Exchange Commission.

PSYCHEMEDICS CORPORATION
STATEMENTS OF INCOME
UNAUDITED

	THREE MONTHS		NINE MONTHS
	ENDED SEP 30,		ENDED SEP 30,
	2008	2007	2008	2007
REVENUE	$6,204,647	$6,463,516	$18,124,587	$18,677,412
DIRECT COSTS	$2,552,014	2,553,358	7,374,228	7,395,552

Gross profit	3,652,633	3,910,158	10,750,359	11,281,860

EXPENSES:
General and administrative	1,145,486	1,108,625	3,262,804	2,969,680
Marketing and selling	1,013,510	765,145	2,714,882	2,277,075
Research and development	125,039	121,859	362,532	377,481

	2,284,035	1,995,629	6,340,218	5,624,236

OPERATING INCOME	1,368,598	1,914,529	4,410,141	5,657,624

INTEREST INCOME	64,999	104,480	249,961	302,048

NET INCOME BEFORE INCOME TAXES	1,433,597	2,019,009	4,660,102	5,959,672

PROVISION FOR INCOME TAXES	560,042	809,400	1,864,041	2,382,800

NET INCOME	$873,555	$1,209,609	$2,796,061	$3,576,872

BASIC NET INCOME PER SHARE	$0.17	$0.23	$0.54	$0.69

DILUTED NET INCOME PER SHARE	$0.17	$0.23	$0.53	$0.67

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING, BASIC	5,226,237	5,216,386	5,223,581	5,199,876

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING, DILUTED	5,255,301	5,333,341	5,275,311	5,301,756

PSYCHEMEDICS CORPORATION
BALANCE SHEETS
UNAUDITED

	September	DECEMBER
	30, 2008	31, 2007
	UNAUDITED
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$6,910,753	$6,096,734
Short-term investments	2,150,000	3,875,000
Accounts receivable, net of allowance for doubtful accounts of $235,891 in 2008 and $235,337 in 2007	4,312,292	3,555,342
Prepaid expenses and other current assets	840,290	498,919
Deferred tax asset	531,930	429,472

Total current assets	14,745,265	14,455,467

EQUIPMENT AND LEASEHOLD IMPROVEMENTS	10,879,870	10,792,657
Less-accumulated depreciation and amortization	(10,225,849)	(9,977,315)

	654,021	815,342

DEFERRED TAX ASSET	231,346	231,346
OTHER ASSETS — NET	74,375	58,613

	$15,705,007	$15,560,768

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$434,213	$488,640
Accrued expenses	1,166,457	951,242
Deferred revenue	166,261	242,955

Total current liabilities	1,766,931	1,682,837

SHAREHOLDERS’ EQUITY:
Preferred stock, $.005 par value; authorized 872,521 shares; none outstanding
Common stock; $.005 par value; authorized 50,000,000 shares; 5,843,068 shares issued in 2008 and 5,811,982 shares issued in 2007	29,215	29,060
Paid-in capital	27,003,835	26,539,764
Accumulated deficit	(3,293,751)	(3,527,269)
Less — Treasury stock, at cost; 626,848 shares in 2008 and 586,197 shares in 2007	(9,801,223)	(9,163,624)

Total shareholders’ equity	13,938,076	13,877,931

	$15,705,007	$15,560,768